SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 452	Trade Date: 7/25/2005 Issue Date: 7/28/2005
(To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)

The date of this Pricing Supplement is 7/25/2005

					Interest Payment			Subject to Redemption
	Stated Interest Rate Per Annum(1)
CUSIP		Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FVB2	5.000%	09/15/2015	100%	1.500%	Quarterly	09/15/05	No	Yes	Callable at 100% on 9/15/2008 and Continuous thereafter with 20 days notice.	1,338,000	1,317,930.00	N

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.